United States
Securities and Exchange Commission
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the
Securities Exchange Act of 1934

             June 28, 2017 (June 22, 2017)
Date of Report (Date of earliest event reported)

International Seaways, Inc.
(Exact Name of Registrant as Specified in Charter)

            1-37836-1
Commission File Number

Marshall Islands	98-0467117
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

600 Third Avenue, 39th Floor
           New York, New York  10016

(Address of Principal Executive Offices) (Zip Code)

Registrant's telephone number, including area code (212) 578-1600

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1 – Registrant's Business and Operations
Item 1.01	Entry into a Material Definitive Agreement
On June 22, 2017, International Seaways, Inc. ("INSW" or the "Company"), International Seaways Operating Corporation (the "Administrative Borrower") and certain of its subsidiaries entered into secured debt facilities with Jefferies Finance LLC and JP Morgan Chase Bank, N.A., as joint lead arrangers, UBS Securities LLC, as joint bookrunner, DNB Markets Inc., Fearnley Securities AS, Pareto Securities Inc. and Skandinaviska Enskilda Banken AB (Publ) as co-managers, and the other lenders party thereto, consisting of (i) a revolving credit facility of $50 million (the "Revolving Credit Facility") and (ii) a term loan of $500 million (the "Term Loan" and together with the Revolving Credit Facility, the "Debt Facilities") containing an accordion feature whereby the Term Loan may be increased up to an additional $50 million subject to certain conditions.  The Debt Facilities are secured by a first lien on substantially all of the assets of the Administrative Borrower and certain of its subsidiaries.  On June 22, 2017, the available amount under the Term Loan was drawn in full and the proceeds therefrom were used to repay the $458 million outstanding balance under the INSW Facilities (defined below in Item 1.02) and to pay certain expenses related to the refinancing. The remaining proceeds will be used for general corporate purposes, including fleet renewal and growth.  As of June 28, 2017, no amounts were drawn under the Revolving Credit Facility.
Interest on the Debt Facilities is calculated, at the Administrative Borrower's option, based upon (i) an alternate base rate ("ABR") plus the applicable margin or (ii) Adjusted LIBOR plus the applicable margin.  ABR is defined as the highest of (i) the Base Rate (i.e., the prime rate published in The Wall Street Journal), (ii) the Federal Funds Effective Rate plus 0.50%, (iii) the one-month Adjusted LIBOR Rate plus 1.00% and (iv) 2.00% per annum.  The applicable margins and floor interest rates for each Exit Financing Facility is as follows:
Facility	Term Loan		Revolving Credit Facility		Swingline Loans
Rate	ABR	LIBOR	ABR	LIBOR	ABR
Floor	2.00%	1.00%	2.00%	1.00%	2.00%
Applicable Margin	4.50%	5.50%	2.50%	3.50%	2.50%

The Term Loan amortizes in quarterly installments equal to 0.625% of the original principal amount of the loan for the first four quarterly installments and equal to 1.25% of the original principal amount of the loan for all quarterly installments thereafter.  The Term Loan is subject to additional mandatory annual prepayments in an aggregate principal amount of up to 50% of Excess Cash Flow, as defined in the loan agreement.
The Term Loan matures on June 22, 2022, and the Revolving Credit Facility matures on December 22, 2021. The maturity dates for the Debt Facilities are subject to acceleration upon the occurrence of certain events (as described in the loan agreement).
The Debt Facilities have covenants to maintain the aggregate Fair Market Value (as defined in the loan agreement) of the Collateral Vessels at greater than or equal to $300 million at the end of each fiscal quarter and to ensure that at any time, the outstanding principal amounts of the Debt Facilities and secured indebtedness minus the amount of unrestricted cash and cash equivalents does not exceed 65% of the aggregate Fair Market Value of the Collateral Vessels plus the Fair Market Value of certain joint venture equity interests.  The Debt Facilities also contain certain restrictions relating to the movement of funds between the Administrative Borrower and the Company, as set forth in the loan agreement.
Item 1.02 Termination of a Material Definitive Agreement.
On June 22, 2017, the previously disclosed secured term loan and revolver facilities, dated as of August 5, 2014, as amended by that certain First Amendment, dated as of June 3, 2015, that certain Second Amendment, dated as of July 18, 2016, that certain Third Amendment, dated as of September 20, 2016 and that certain Fourth Amendment, dated as of November 30, 2016 (as amended, the "INSW Facilities"), among INSW, OIN Delaware LLC (the sole member of which is INSW), certain INSW subsidiaries, Jefferies Finance LLC, as administrative agent, and other lenders party thereto, were terminated in accordance with their terms.
The Company utilized the available amounts under the Term Loan to repay all outstanding amounts under the INSW Facilities.
Section 2 – Financial Information
Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.
The information provided in Item 1.01 of this Current Report on Form 8-K is incorporated by reference into this Item 2.03 as if fully set forth herein.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INTERNATIONAL SEAWAYS, INC.
(Registrant)

Date: June 28, 2017	By	/s/ James D. Small III
Name: James D. Small III Title: Chief Administrative Officer, Senior Vice President, Secretary and General Counsel